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FOR IMMEDIATE RELEASE

MOORCO AGREES TO ACQUIRE FISCHER & PORTER COMPANY


Houston, TX - March 18, 1994 - Moorco International Inc. (NYSE symbol: MRC) and Fischer & Porter Company (AMEX symbol: FP) announced today that they have executed a definitive merger agreement providing for the acquisition of Fischer & Porter by Moorco for a total of approximately $150 million or $23.25 per share on a fully diluted basis. The transaction is conditioned upon, among other things, the approval of Fischer & Porter's shareholders.

Michael L. Tiner, President and Chief Executive Officer of Moorco stated that, "We are enthusiastic about the prospect of combining the two companies. This acquisition represents an important step in the diversification of Moorco. Fischer & Porter is a world leader in providing measurement and control products and related services to the industrial marketplace. Fischer & Porter products have virtually no application in the petroleum industry, a market sector which Moorco currently served through its Smith Meter subsidiary. The combination of Moorco and Fischer & Porter will further enhance Moorco's position as a worldwide leader in the measurement of liquids." Moorco's sales for its fiscal year ended May 31, 1993 were approximately $195 Million and Fischer & Porter sales for its fiscal year ended December 31, 1993 were approximately $220 Million. Both companies derive approximately 65% of their revenues from the international marketplace.

Jay H. Tolson, Fischer & Porter's Chairman and CEO said "This transaction is the result of an extensive auction process that started in October 1993 and involved a substantial number of potential purchasers. With the assistance of our financial advisor, CS First Boston, the Board of Directors and its Sale Committee valuated the proposals from six final bidders. The transaction was concluded with the bidder offering the highest price to the shareholders of Fischer & Porter and the fewest
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conditions that might delay or impede the closure of the transaction.

Fischer & Porter is a world leader in measurement and control technologies. The Company's products include flowmeters, transmitters, process controllers, microcomputers, distributed control systems, analytical instruments, and various types of disinfection equipment. Throughout the world, Fischer & Porter instruments and systems are an integral part of such varied enterprises as chemical plants, pharmaceutical plants, food and beverage processing facilities, pulp and paper mills, mines, metal refineries, and municipal and industrial water and wastewater treatment plants.

Moorco International Inc., headquartered in Houston, Texas, is a leading supplier of fluid measurement and pressure control products for the petroleum, industrial process and electric power generation industries.

CONTACT:         James J. Nelson
                 Moorco International Inc.
                 (713) 993-0999